Exhibit 10(f)

AMENDED AND RESTATED STOCK UNIT AWARD AGREEMENT

(with related Dividend Equivalent Rights)

Wendy’s International, Inc.

                    , 20

THIS AMENDED AND RESTATED AGREEMENT, made as of                     , 20__, between Wendy’s International, Inc., an Ohio corporation (the “Company”), and                      (the “Grantee”).

WHEREAS, the Company has adopted the Wendy’s International, Inc. 2003 Stock Incentive Plan (the “Plan”) in order to provide additional incentive to certain employees and directors of the Company and its Subsidiaries; and

WHEREAS, as of                     , 2007 (the “Date of Grant”), the Committee had determined to grant to the Grantee an Award of Stock Units with related Dividend Equivalent Rights as provided herein to encourage the Grantee’s efforts toward the continuing success of the Company; and

WHEREAS, to avoid the negative consequences of a violation of Code section 409A, the Committee and Grantee have agreed to amend the prior award agreement issued on the Date of Grant, as set forth herein.

NOW, THEREFORE, the parties hereto agree as follows:

1. Grant.

1.1 Unless this Agreement is rejected by the Grantee (or the Grantee’s estate, if applicable) as provided in Section 8 hereof, the Company hereby grants to the Grantee an award (the “Award”) of                      Stock Units with an equal number of related Dividend Equivalent Rights. Subject to Section 6 hereof, each Stock Unit represents the right to receive one (1) Share at the time and in the manner set forth in Section 7 hereof.

1.2 Each Dividend Equivalent Right represents the right to receive all of the cash dividends that are or would be payable with respect to the Share represented by the Stock Unit to which the Dividend Equivalent Right relates. With respect to each Dividend Equivalent Right, any such cash dividends shall be converted into additional Stock Units based on the Fair Market Value of a Share on the date such dividend is made (provided that no fractional Stock Units shall be granted). Such additional Stock Units shall be subject to the same terms and conditions applicable to the Stock Unit to which the Dividend Equivalent Right relates, including, without limitation, the restrictions on transfer, forfeiture, vesting and payment provisions contained in Sections 2 through 7, inclusive, of this Agreement. In the event that a Stock Unit is forfeited pursuant to Section 6 or 8 hereof, the related Dividend Equivalent Right shall also be forfeited.

1.3 This Agreement shall be construed in accordance and consistent with, and subject to, the provisions of the Plan (the provisions of which are hereby incorporated by reference) and, except as otherwise expressly set forth herein, the capitalized terms used in this Agreement shall have the same definitions as set forth in the Plan.

2. Restrictions on Transfer.

The Stock Units granted pursuant to this Agreement may not be sold, transferred or otherwise disposed of and may not be pledged or otherwise hypothecated.

3. Vesting.

Except as provided in Sections 4 and 5 hereof, all of the number of Stock Units granted hereunder (rounded up to the next whole Stock Unit, if necessary) shall vest on [Date] (the “Vesting Date”).

4. Effect of Certain Terminations of Employment.

If the Grantee’s employment terminates as a result of the Grantee’s death, Retirement or becoming Disabled, or if the Grantee is terminated without Cause in connection with the disposition of one or more restaurants or other assets of the Company or its Subsidiaries or the sale or disposition of a Subsidiary (a “Sale Termination”), in each case if such termination occurs on or after the Date of Grant, all Stock Units which have not become vested in accordance with Section 3 or 5 hereof shall vest as of the date of such termination.

5. Effect of Change in Control.

5.1 In the event of a Change in Control for an event described in section 29.6(C) of the Plan which also constitutes a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of its assets, in each case within the meaning of Code Section 409A, at any time on or after the Date of Grant, all Stock Units which have not become vested in accordance with Section 3 or 4 hereof shall vest immediately.

5.2 In the event that a Grantee terminates employment within a period commencing on the date of a Change in Control for an event described in section 29.6(A) or (B) of the Plan which also constitutes a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of its assets, in each case within the meaning of Code Section 409A, and ending on the earlier of the Vesting Date and the second anniversary of such Change in Control, provided that such termination was initiated by the Company or its Subsidiary without Cause or by the Grantee for Good Reason, and that such Change in Control occurred on or after the Date of Grant, all Stock Units which have not become vested in accordance with Section 3 or 4 hereof shall vest as of the date of such termination.

5.3 In the event that the Grantee terminates employment prior to the Vesting Date, other than as described in Sections 5.1 or 5.2 above, provided that such termination was initiated by the Company or its Subsidiary without Cause or by the Grantee for Good Reason, and that such Change in Control occurred on or after the Date of Grant, all Stock Units which have not become vested in accordance with Section 3, 4, 5.1 or 5.2 hereof shall vest as of the date of such termination.

6. Forfeiture of Stock Units.

In addition to the circumstance described in Section 8 hereof, any and all Stock Units which have not become vested in accordance with Section 3, 4 or 5 hereof shall be forfeited and shall revert to the Company upon:

(i) the termination of the Grantee’s employment with the Company or any Subsidiary for any reason other than those set forth in Section 4 hereof prior to such vesting; or

(ii) the commission by the Grantee of an Act of Misconduct prior to such vesting.

For purposes of this Agreement, an “Act of Misconduct” shall mean the occurrence of one or more of the following events: (x) the Grantee uses for profit or discloses to unauthorized persons, confidential information or trade secrets of the Company or any of its Subsidiaries, (y) the Grantee breaches any contract with or violates any fiduciary obligation to the Company or any of its Subsidiaries, or (z) the Grantee engages in unlawful trading in the securities of the Company or any of its Subsidiaries or of another company based on information gained as a result of that Grantee’s employment with, or status as a director to, the Company or any of its Subsidiaries.

7.	Issuance of Shares.

On the Vesting Date, or as soon thereafter as administratively practicable, the Company shall issue Shares to the Grantee (or, if applicable, the Grantee’s estate) with respect to Stock Units that become vested on the Vesting Date or that become vested pursuant to Section 5.3. Shares with respect to Stock Units that become vested pursuant to Section 4, 5.1 or 5.2 shall be issued upon the date such Stock Units become vested, or as soon thereafter as administratively practicable; provided, however, that if the Grantee is a “specified employee” within the meaning of Section 409A of the Code as of the date of the Grantee’s termination of employment based on the Grantee’s Share ownership (at least 1% of the outstanding Shares) or compensation relative to other employees (in the top 50) and determined in accordance with policies and procedures adopted by the Company, any Shares with respect to Stock Units which have become vested pursuant to Section 4 due to the termination of the Grantee’s employment as a result of the Grantee’s Retirement, a Sale Termination, or the Grantee becoming Disabled (other than a Disability which constitutes a disability within the meaning of Section 409A of the Code) shall be issued as soon as administratively practicable after the first day of the calendar month following the date which is six (6) months after the date of the Grantee’s termination of employment.

8. Rejection of Award Agreement.

The Grantee may reject this Agreement and forfeit the Stock Units and Dividend Equivalent Rights granted to the Grantee pursuant to the Award by notifying the Company or its designee in the manner prescribed by the Company and communicated to the Grantee; provided that such rejections must be received by the Company or its designee no later than the earlier of (i) [Date] and (ii) the date that is immediately prior to the date that the Stock Units vest pursuant to Section 4 or 5 hereof (the “Grantee Return Date”); provided further that if the Grantee dies before the Grantee Return Date, the Grantee’s estate may reject this Agreement no later than ninety (90) days following the Grantee’s death (the “Executor Return Date”). If this Agreement is rejected on or prior to the Grantee Return Date or the Executor Return Date, as applicable, the Stock Units and Dividend Equivalent Rights evidenced by this Agreement shall be forfeited, and neither the Grantee nor the Grantee’s heirs, executors, administrators and successors shall have any rights with respect thereto.

9. No Right to Continued Employment.

Nothing in this Agreement or the Plan shall interfere with or limit in any way the right of the Company or its Subsidiaries to terminate the Grantee’s employment, nor confer upon the Grantee any right to continuance of employment by the Company or any of its Subsidiaries or continuance of service as a Board member.

10. Withholding of Taxes.

Prior to the delivery to the Grantee (or the Grantee’s estate, if applicable) of Shares pursuant to Sections 1 and 7 hereof, the Grantee (or the Grantee’s estate) shall pay to the Company the federal, state and local income taxes and other amounts as may be required by law to be withheld by the Company (the “Withholding Taxes”) with respect to such Shares. By not rejecting this Agreement in the manner provided in Section 8 hereof, the Grantee (or the Grantee’s estate) shall be deemed to elect to have the Company withhold a portion of such Shares having an aggregate Fair Market Value equal to the Withholding Taxes in satisfaction of the Withholding Taxes, such election to continue in effect until the Grantee (or the Grantee’s estate) notifies the Company at least 4 days prior to the Vesting Date that the Grantee (or the Grantee’s estate) shall satisfy such obligation in cash, in which event the Company shall not withhold a portion of such Shares as otherwise provided in this Section 10.

11. Grantee Bound by the Plan.

The Grantee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof.

12. Modification of Agreement.

This Agreement may be modified, amended, suspended or terminated, and any terms or conditions may be waived, but only by a written instrument executed by the parties hereto.

13. Severability.

Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.

14. Governing Law.

The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Ohio without giving effect to the conflicts of laws principles thereof.

15. Successors in Interest.

This Agreement shall inure to the benefit of and be binding upon any successor to the Company. This Agreement shall inure to the benefit of the Grantee’s legal representatives. All obligations imposed upon the Grantee and all rights granted to the Company under this Agreement shall be binding upon the Grantee’s heirs, executors, administrators and successors.

16. Resolution of Disputes.

Any dispute or disagreement which may arise under, or as a result of, or in any way relate to, the interpretation, construction or application of this Agreement shall be determined by the Committee. Any determination made hereunder shall be final, binding and conclusive on the Grantee, the Grantee’s heirs, executors, administrators and successors, and the Company and its Subsidiaries for all purposes.

17. Entire Agreement.

This Agreement and the terms and conditions of the Plan constitute the entire understanding between the Grantee and the Company and its Subsidiaries, and supersede all other agreements, whether written or oral, with respect to the Award.

18. Headings.

The headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

WENDY’S INTERNATIONAL, INC.

By:

Name:

Title: